Exhibit 10.21

Agreement Settlement Intel — business

Preambel:

Currently, congatec AG orders components with Arrow Central Europe GmbH, which will be delivered to Everfine Industrial Corporation in Taiwan. The corresponding productions will be arranged by Everfine Industrial Corporation. congatec AG will be invoiced by Arrow Central Europe GmbH.

This order and invoicing process shall be shortened within the framework of the New Supply Line Models (NSLM).

Basis of the Agreement:

New supply line model (NSLM) for Intel components according to the ARROW available Intel price list

Agreement:

congatec AG (congatec), Auwiesenstrasse 5, 94469 Deggendorf,

and

Arrow Central Europe GmbH (ARROW), Max-Planck Strasse 1-3, 63303 Dreieich, Deutschland ,

as well as

Everfine Industrial Corporation (EFCO) , 10E-3, No. 270, Sec 4, Chung Hsiao E. Rd., Taipei, Taiwan 10694,

agree to the following points of the above NSLM:

Orders and deliveries are placed in the name and account of EFCO.

Deliveries from ARROW to EFCO take place once a week. The term of delivery is FCA (Free Carrier) analog Incoterms 2010.

ARROW’s price commitment to EFCO is only valid for the products listed on the current congatec price list.

The negotiated price list between congatec and Intel/ARROW also applies to EFCO.

congatec authorizes EFCO to use these negotiated prices and buy the Intel components with Arrow Central Europe in Putzbrunn, Germany.

EFCO is committed to use the agreed prices exclusively for congatec and not for one or more other parties.

ARROW commits to reporting the revenue with EFCO to congatec on a monthly basis.

Used currency is USD

Term of payment: 45 days net

ARROW’s current credit limit for EFCO is 500.000,00 USD. Additionally, ARROW agrees to adjust the amount of the credit limit based on the volume of the business.

ARROW establishes a safety stock for Intel products, which can be used by EFCO and congatec. The required components and quantities are agreed between ARROW and congatec in the separate logistic agreement Appendix A.

Quarterly, prices and updates for Appendix A will be negotiated between ARROW and congatec.

congatec provides a forecast for the required products to ARROW on a monthly basis.

For this agreement congatec intend to act as guarantor for ARROW’s receivables against EFCO. This will be separately stated in a “certificate of bond”.

As far as congatec covers ARROW’s receivables against EFCO, congatec reserves the right to demand payment for those receivables from EFCO.

As far as the liability of EFCO to ARROW is covered by the guarantee of congatec ARROW declines to it’s right of retention of goods. Concerning all Reclamations for the deliveries (quantity, delivery times, quality, package etc.) will be agreed between EFCO and ARROW without any involvement of congatec.

Claims arising from this agreement are not transferable.

Mutually agreed place of jurisdiction for this agreement is Germany.

/s/ Lother Slaby and /s/ Robert Hendel
Arrow Central Europe GmbH
(name, position)	Putzbrunn, 11/22/2012

/s/ Josef Wenzl
congatec AG
Vice President of Finance and Administrations	Deggendorf,

/s/ Kao Mei Hui
Everfine Industrial Corporation Ltd.	Taipei
President